Exhibit 5.4

[Letterhead of Butler Snow LLP]

May 23, 2017

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Re:	The Chemours Company ― $500,000,000 5.375% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as special Mississippi counsel to First Chemical Corporation, a Mississippi corporation (“First Chemical Corporation”); First Chemical Holdings, LLC, a Mississippi limited liability company (“First Chemical Holdings”); and ChemFirst Inc., a Mississippi corporation (“ChemFirst” and, together with First Chemical Corporation and First Chemical Holdings, the “Mississippi Guarantors”), for the purpose of providing this opinion in connection with the Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-3 (File No. 333-217642) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) by: (i) The Chemours Company (the “Company”), and (ii) each of the subsidiaries of the Company listed in Amendment No. 1 under the heading “Table of Additional Registrants” (the “Guarantors”), including without limitation, the Mississippi Guarantors, and the offer and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2027 (the “Notes”), which are fully and unconditionally guaranteed on a joint and several senior unsubordinated basis by the Guarantors, including the Mississippi Guarantors, pursuant to the guarantees (the “Guarantees”) contained in the global note representing the Notes (the “Global Note”).

We call your attention to the fact that we do not represent the Mississippi Guarantors on a regular basis and that we have represented the Mississippi Guarantors only in a limited capacity in connection with certain specific matters as to which we were consulted by the Mississippi Guarantors, and we have not been engaged for any other purposes. There may exist matters of a legal nature which could have a bearing on the Registration Statement and the transactions related thereto with respect to which we have not been consulted.

In connection with this opinion, we have reviewed the following documents (items D and E below are collectively referred to herein as the “Transaction Documents”; items F(i) through F(vi), inclusive, below are collectively referred to herein as the “Organizational Documents”):

A.          The Registration Statement on Form S-3 (File No. 333-217642) and Post-Effective Amendment No. 1 thereto filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act;

B.           the Company’s Prospectus dated May 4, 2017 as supplemented by the Company’s Prospectus Supplement dated May 9, 2017, relating to the Notes;

The Chemours Company

May 23, 2017

C.           the Indenture, dated as of May 23, 2017, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”);

D.           the First Supplemental Indenture, dated as of May 23, 2017, by and among the Company, the Guarantors and the Trustee;

E.           the Global Note (including the Guarantees);

F.           an Omnibus Secretary Certificate dated as of the date hereof executed by the secretary or assistant secretary, as applicable, of each Mississippi Guarantor and certain other entities named therein on behalf of each Mississippi Guarantor and such other entities, certifying the following among other things:

i.	Articles of Incorporation of First Chemical Corporation as in effect as of the date of such certificate;

ii.	Certificate of Formation of First Chemical Holdings as in effect as of the date of such certificate;

iii.	Articles of Incorporation of ChemFirst as in effect as of the date of such certificate;

iv.	Bylaws of First Chemical Corporation as in effect as of the date of such certificate;

v.	Second Amended and Restated Limited Liability Company Operating Agreement of First Chemical Holdings as in effect as of the date of such certificate; and

vi.	Bylaws of ChemFirst as in effect as of the date of such certificate; and

vii.	Resolutions adopted by each Mississippi Guarantor and certain other entities named therein relating to the Transaction Documents and the transactions contemplated thereby, as being in effect on the date of such certificate; and

G.           Separate Certificates of Good Standing each dated May 23, 2017 relating to First Chemical Corporation, First Chemical Holdings, and ChemFirst, respectively, issued by the Secretary of State of the State of Mississippi (each, a “Certificate of Good Standing”).

We have also examined such certificates of public officials and of corporate officers and limited liability company representatives of the Mississippi Guarantors, as applicable, and other documents and records and such questions of law as we have deemed necessary as a basis for the opinions set forth below. In making such examination, we have assumed the genuineness of all

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May 23, 2017

signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system. As to various facts material to the opinions set forth herein, we have relied upon the statements made in the Registration Statement and the Transaction Documents and upon such certificates of public officials and of corporate officers and limited liability company representatives of the Mississippi Guarantors, as applicable, which facts we have not independently verified.

The opinions set forth herein are limited to the law of the State of Mississippi, and we express no opinion as to the law of any other jurisdiction. We render no opinion on any securities or blue sky laws, rules, or regulations. We express no opinion on the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

Based upon and subject to the foregoing, we are of the opinion that:

1.           Each of First Chemical Corporation and ChemFirst is validly existing and in good standing as a corporation under the laws of the State of Mississippi. First Chemical Holdings is duly formed, validly existing, and in good standing as a limited liability company under the laws of the State of Mississippi. Our opinions in this Section 1 as to the valid existence and good standing of the Mississippi Guarantors are based solely upon our examination of the respective Certificate of Good Standing and are limited to the meaning ascribed to such certificates by the Secretary of State of the State of Mississippi.

2.           Each Mississippi Guarantor has the corporate or limited liability company, as applicable, power and authority to execute and to deliver the Transaction Documents, and to perform its obligations thereunder.

3.           The execution and delivery of the Transaction Documents by each Mississippi Guarantor, and the performance by each Mississippi Guarantor of its obligations under the Transaction Documents, have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each such Mississippi Guarantor.

4.           The execution and delivery of the Transaction Documents by each Mississippi Guarantor do not, and the performance by each Mississippi Guarantor of its obligations thereunder will not, (a) conflict with the Organizational Documents, or (b) violate, in any material respect, any statute, law, rule, or regulation that, to our knowledge, is applicable to any Mississippi Guarantor.

5.           No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any governmental or regulatory authority of the State of Mississippi is required to be

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May 23, 2017

made or obtained by any of the Mississippi Guarantors for the execution, delivery and performance of the Transaction Documents, except as have been obtained or made.

This opinion letter is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In every instance in this opinion where we have relied on a document prepared, conclusion drawn, or certification made, by another person or entity, we have made no investigation of that other person or entity for purposes of corroborating the accuracy of any information or representations provided to us by that other person or entity; however, we have no knowledge of any facts which would lead us to believe such matters to be untrue or inaccurate.

This opinion letter is made as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, including, without limitation, any changes in Mississippi law. Insofar as the opinions herein relate to any actions to be taken after the date of this letter, the opinions are limited to the facts as they exist and the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Company’s Current Report on Form 8-K filed on May 23, 2017. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Butler Snow LLP

Butler Snow LLP